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                                                                    EXHIBIT 23.5






June 7, 2004




Board of Directors
U.S. MedSys Corp.
1401 - 17th St., Suite 1150
Denver, CO  80202

Dear Sirs:

We consent to the incorporation in the Registration Statement on Form SB-2 of our report dated September 26, 2003 relating to the consolidated balance sheets of U.S. MedSys Corp. (formerly Prime Rate Income & Dividend Enterprises, Inc.) as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 2003 and the periods from May 28, 2002 (inception) through June 30, 2002 and 2003. We also consent to the use of our name in the section "Financial Statements".


/s/ Miller and McCollom

Miller and McCollom
Certified Public Accountants
Wheat Ridge, Colorado